Exhibit 19

Tyson Foods, Inc.
Securities Trading Policy
Publication Date: May 13, 2026
1.0 Purpose
Directors and Team Members are required to comply with federal and other applicable securities laws, including the prohibition on insider trading. This policy aims to prevent the improper use or sharing of Material Non-Public Information about Tyson Foods, Inc. or any other company. Capitalized terms are defined in Section 6 of this policy.
2.0 Statements of Policy
•If a Director or Team Member learns of Material Non-Public Information about the Company or about any other company through their work, then the Director or Team Member, their immediate family members who live in the same household, and any entities they influence or control, may not: (1) buy, sell or otherwise transact in Company Securities or any other relevant company’s securities (including customers, suppliers, vendors or business partners); (2) use that information for any personal benefit; or (3) share that information with anyone else, including other Team Members, unless such person requires access to Material Non-Public Information for the performance of their job responsibilities.
•Company Securities are any securities issued by Tyson Foods, Inc. or its subsidiaries. This includes Tyson Foods, Inc. common stock traded on the New York Stock Exchange under the symbol “TSN”.
•Material Non-Public Information refers to any information not generally known or available to the public that a reasonable investor would consider important in a decision to buy, hold, or sell securities because it could affect the price of securities.
▪Common examples of Material Non-Public Information include, but are not limited to: financial information such as quarterly earnings, projections of future earnings or losses; news of a pending or proposed merger, acquisition, tender offer or joint venture; news of a significant sale of assets or the disposition of a subsidiary; changes in dividend policies or the declaration of a stock split or the offering of additional securities; significant litigation or government agency investigations; significant write-offs or significant increases in reserves; changes in senior management; significant new products or discoveries; impending bankruptcy or financial liquidity problems; and/or the gain or loss of a substantial customer or supplier. Either positive or negative information may be considered Material Non-Public Information.
▪While this policy addresses trading in securities, Team Members are reminded that they are subject to other policies of the Company, including, but not limited to, the Code of Conduct, the Confidentiality Policy and the Commodities Risk Management Policy, which contain restrictions on the use or disclosure of confidential or proprietary information for personal benefit.

Exhibit 19
▪The restriction on trading in securities under this policy applies whether the Director or Team Member does so personally or otherwise, such as through an intermediary, financial advisor or software service. This policy also covers the use of Material Non-Public Information to profit indirectly, such as through derivatives, options, event contracts, betting, or prediction markets, even without the direct purchase or sale of Company Securities.
▪If the Company publicly releases Material Non-Public Information (e.g. through a press release or an announcement), then Directors and Team Members who had access to such Material Non-Public Information must wait for one full trading day before they buy, sell or otherwise transact in Company Securities.
▪Directors, Officers and Designated Team Members are prohibited from engaging in any Hedging Transactions with respect to Company Securities.
•Blackout Periods. The Company implements quarterly “blackout” periods beginning on the Monday of the final week of each fiscal quarter until one full trading day has passed after earnings have been announced. For example, if earnings are released as scheduled in the morning before the market opens on Monday (e.g. May 1), the quarterly blackout period would end on Tuesday morning before market opens (e.g. May 2).
▪Directors, Senior Officers and Designated Team Members may not buy, sell or otherwise transact in Company Securities during a blackout period, except as otherwise set forth in this policy. The exercise of stock options and the use of limit orders for Company Securities are also prohibited during a blackout period.
▪Recurring purchases under the Company’s Employee Stock Purchase Plan may continue during the blackout period at the level previously set, but participants in the Employee Stock Purchase Plan will not be able to change their participation level during the blackout period or while they are in possession of Material Non-Public Information.
▪Addition and Removal of Designated Team Members: The Law Department maintains a list of Designated Team Members that are subject to the quarterly blackout periods described above. Team Members can be added or removed from being subject to quarterly blackout periods using the online form. Removal from the list will require the Designated Team Member’s manager to confirm that the Designated Team Member does not currently have access to any Material Non-Public Information, and is not expected to have access to Material Non-Public Information in the near future.
▪Senior Officers are responsible for reviewing whether Team Members that report directly or indirectly to them have access to Material Non-Public Information. If a Team Member has access to Material Non-Public Information, including through certain accounting and financial software, Senior Officers should identify them as Designated Team Members and notify the Law Department to add these Designated Team Members to the list for the quarterly blackout periods. Failure of a Senior Officer to identify a Designated Team Member with access to Material Non-Public Information or to notify the Law Department of such designation may result in disciplinary action for the Senior Officer.

Exhibit 19
▪Similarly, if a Designated Team Member departs the Company or changes their role and no longer has access to Material Non-Public Information, then the Designated Team Member’s manager or the relevant Senior Officer should notify the Law Department to remove that Designated Team Member from the list of Designated Team Members subject to quarterly blackout periods.
▪Special Blackout Periods From time to time, the Chief Legal and Administrative Officer (“Chief Legal Officer”) or other designated persons in the Law Department may impose special blackout periods during which all or certain Directors, Officers and Team Members are prohibited from buying, selling or transacting in Company Securities.
•Pre-clearance Approval. Directors and Senior Officers must obtain pre-clearance from the Chief Legal Officer or other designated persons in the Law Department before engaging in any transaction in Company Securities (including transferring securities from one account controlled by such Director or Senior Officer to another account (or to a trust) controlled by such Director or Senior Officer, even if there is no sale of Company Securities involved in connection with such transfer), holding Company Securities in a margin account or pledging Company Securities.
▪Pre-clearance should be requested by using the online form.
▪In addition, Directors, Senior Officers, and any Team Members that are reporting persons under Section 16 of the Securities Exchange Act of 1934 must immediately report to the Chief Legal Officer or other designated persons in the Law Department all transactions of Company Securities made by such person, family members living in the same household, and/or entities that such person controls including, but not limited to, purchases, sales, gifts, charitable donations, intrafamily transfers, transfers to trusts and/or other entities for estate planning purposes or otherwise, etc.
•Transactions by Family Members and Related Entities. Directors and Team Members are responsible under this policy for their immediate family members sharing the same household and any entities under any of the foregoing persons’ influence or control.
▪A Team Member’s failure to comply with this policy may result in disciplinary action up to and including termination of employment for cause, whether or not the Team Member received any financial or other benefit.
3.0 Responsibilities
•All Directors and Team Members must comply with this policy.
•Directors, Officers, and Designated Team Members must comply with annual certification and training requirements.

Exhibit 19
4.0 Special Circumstances
•The trading prohibitions and restrictions of this policy do not apply to the exercise of Company stock options if the exercise price is paid in cash to the Company and the Team Member receives the requisite number of shares of Company stock pursuant to the terms of the option (provided, that the Company may withhold a portion of the shares underlying the options to satisfy tax withholding requirements). However, the trading prohibitions and restrictions of this policy apply to (i) sales of the underlying stock following the option exercise and (ii) any broker-assisted cashless exercise of options that requires a sale into the market to generate proceeds for the exercise price, as well as to any other market sales for the purpose of generating the cash needed to cover the costs of exercise.
•The trading prohibitions and restrictions of this policy do not apply when a Team Member is prohibited from trading due to a blackout period (scheduled pursuant to Section 2 or otherwise) the day stock options held by such Team Member are scheduled to expire (and if such day is not a business day, on the business day prior to the scheduled expiration). In such event, without any further action by the Team Member, such stock options shall automatically be exercised on such date in a “cashless exercise” where the underlying stock is withheld by the Company based on the market price of Company stock at or about noon Central time on that date and the value of such withholding shall offset the exercise price and any required withholding taxes, and any remaining value shall be distributed to the Team Member. The foregoing assumes the noon Central time market price of the Company’s stock on that date is greater than the exercise price of the applicable stock options. If the exercise price of the applicable stock options at or about noon Central time on that date is greater than the market price of the Company’s stock, then the stock options will expire as scheduled as set forth in the relevant grant document.
•The Company’s Chief Legal Officer or other designated persons in the Law Department may, on a case-by-case basis, authorize transactions in Company Securities outside the applicable trading windows due to hardships for Directors or Team Members or their immediate family members sharing the same household; but only if: (i) the Director or Team Member who wishes to engage in a transaction has notified the Company’s Chief Legal Officer or other designated persons in the Law Department prior to the trade in writing of the circumstances of the hardship and the amount and nature of the proposed transaction(s) and (ii) the person trading is not in possession of Material Non-Public Information concerning the Company and has certified that fact in writing to the Company’s Chief Legal Officer or other designated persons in the Law Department.
•Directors and Team Members may make gifts of Company Securities to charitable and nonprofit organizations at any time during an open trading window (subject to the general restriction on transacting in Company Securities while in possession of Material Non-Public Information). Directors and Team Members may make gifts of Company Securities to charitable and nonprofit organizations outside of an open trading window pursuant to a Rule 10b5-1 Plan, where there are no arrangements, understandings or agreements with the recipient of any such gifts regarding the disposition of the gifted Company Securities, or where the recipient of such gift is a person or entity that is also subject to this policy.
•Except as expressly set forth above, transactions that may be necessary or justifiable for other reasons, such as the need to sell Company Securities to obtain funds for emergency expenses, are not exceptions to this policy.

Exhibit 19
5.0 Rule 10b5-1 Plans
•Directors and Team Members may trade in Company Securities regardless of their awareness of Material Non-Public Information if the transaction is made pursuant to a Rule 10b5-1 Plan.
•The adoption, modification (including, but not limited to, any Termination Modification) and termination of any Rule 10b5-1 Plan must be pre-cleared by the Company’s Chief Legal Officer or other designated persons in the Law Department and provided to the Company promptly following any such adoption, modification or termination, and may be required to be disclosed in the Company’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.
•In order to be eligible, any Rule 10b5-1 Plan must:
▪be written and signed by the Director or Team Member adopting the Rule 10b5-1 Plan and constitute a binding contract to purchase or sell Company Securities;
▪be entered into and/or be modified, as applicable, during an open trading window when the Director or Team Member adopting the Rule 10b5-1 Plan has no Material Non-Public Information;
▪specify the amount of, date(s) on, and price(s) at which the securities are to be traded or establish a written formula, algorithm or computer program for determining such items;
▪not be a single-trade Rule 10b5-1 Plan made within twelve (12) months of a previous single-trade Rule 10b5-1 Plan;
▪include a cooling off period prior to the first trade following the adoption or Termination Modification of a Rule 10b5-1 Plan of the later of (i) ninety (90) calendar days, for Directors and Officers, or thirty (30) calendar days, for other Team Members, and (ii) two business days following disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified;
▪not overlap with any other existing Rule 10b5-1 Plan covering trading over the same time period by the same Director or Team Member; and
▪be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws of the United States, and the Director or Team Member adopting the Rule 10b5-1 Plan must at all times act in good faith with respect to the Rule 10b5-1 Plan.
•Any modification or amendment to a Rule 10b5-1 Plan, including, but not limited to, any Termination Modification, must be made during an open trading window when the Director or Team Member has no Material Non-Public Information.
•Following the termination or any Termination Modification of any Rule 10b5-1 Plan, the Director or Team Member participating in such Rule 10b5-1 Plan may not trade in Company Securities, and Company Securities may not be traded for such Director or Team Member’s benefit, prior to the later of (i) ninety (90) calendar days for Directors and Officers, or thirty (30) calendar days for other Team Members, and (ii) at least two business days following disclosure of the Company’s financial results in a Form 10-Q or 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted, modified, or terminated.

Exhibit 19
•Any (i) Director or (ii) Team Member serving as an Officer of the Company who adopts a Rule 10b5-1 Plan must certify in writing, in the terms of the Rule 10b5-1 Plan, at the time of the adoption of such plan (whether a new plan or due to a Termination Modification), that: (a) he or she is not aware of Material Non-Public Information about the Company or Company Securities; and (b) he or she is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
6.0 Additional Policy Information
•Definitions
•the Company – Tyson Foods, Inc. and its subsidiaries.
•Company Securities – as defined in Section 2.
•Director – any person serving as a member of the Board of Directors of Tyson Foods, Inc.
•Designated Team Member – any Team Member with regular and routine access to Material Non-Public Information.
•Hedging Transaction – any transaction designed to hedge or offset any decrease in the market value of Company Securities, including, but not limited to, the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), trading in exchange traded puts and calls, and arbitrage trading.
•Material Non-Public Information – as defined in Section 2.
•Officer – a Team Member employed at a level of Vice President or equivalent and above.
•Rule 10b5-1 Plan – a Team Member’s written and binding agreement with a broker or a plan representative that creates a trading plan and schedule with respect to Company Securities in compliance with Rule 10b5-1(c) under the Securities Exchange Act of 1934 and the requirements set out in Section 5 of this policy.
•Senior Officer – a Team Member employed at a level of Senior Vice President or equivalent and above.
•Team Member – an employee of Tyson Foods, Inc., or any of its subsidiaries.
•Termination Modification – any modification to (i) the amount of securities to be traded under a Rule 10b5-1 Plan, (ii) the date(s) or price(s) at which securities are to be traded under a Rule 10b5-1 Plan or (iii) any similar terms; the modification of which terms shall be deemed to be a termination of such Rule 10b5-1 Plan.
•Trading Day:
▪with respect to Company Securities, any day on which the New York Stock Exchange is open for trading and on which trading in Company Securities generally occurs; and
▪with respect to any other security, any day on which trading in such security generally occurs on the primary exchange location or platform for the buying and selling of such security.

Exhibit 19
Frequently Asked Questions
•Why do we need this policy?
The purpose of this policy is to promote compliance with federal or other applicable securities laws, including the Securities Act and the Securities Exchange Act, by the Company, its subsidiaries and all Directors and Team Members. The Securities and Exchange Commission (the “SEC”) and the Department of Justice vigorously pursue violations of federal securities laws, including insider trading violations. In addition to complying with federal securities laws, this policy was adopted to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company, as the appearance of improper conduct could tarnish the Company’s reputation and standing.
•What are the legal consequences of insider trading violations?
For individuals who trade on Material Non-Public Information (or tip information to others), the law provides for:
•Disgorgement of the profit or loss avoided
•A civil penalty of up to three times the profit gained or loss avoided;
•A criminal fine (no matter how small the profit) of up to $5 million; and
•Imprisonment of up to twenty years.
Even an SEC investigation that does not result in prosecution for the individual could tarnish one’s reputation and career. In addition, if a Team Member violates this policy, Company-imposed sanctions, including termination of employment for cause, could result.
•Whom should I contact if I have questions or need to seek pre-clearance for a transaction?
Any person who has any questions about this policy (including pre-clearance of transactions or quarterly blackout dates) may obtain additional guidance from the Chief Legal Officer or other designated persons in the Law Department. Directors and Team Members are reminded that it is their responsibility to comply with this policy and with federal or other applicable securities laws.
•Does the policy prohibit trading in index funds that contain Company Securities during a blackout period?
Generally, the trading restrictions under this policy do not apply to investing in broadly-diversified mutual funds or exchange-traded funds (ETFs) based on widely-known stock market indices (e.g. the S&P 500) which contain Company Securities as one of the constituent stocks within that index. However, more narrowly-focused or industry-specific funds which include Company Securities fall within the restrictions of this policy, including the restrictions on trading during a quarterly or special blackout period. Team Members may reach out to designated persons in the Law Department for questions regarding mutual funds or ETFs. The SEC has taken enforcement action in the past, and could do so in the future, in circumstances where individuals trade on securities indirectly through a mutual fund or exchange-traded fund.

Exhibit 19
•Does the policy prohibit trading in the stock of other companies?
Team Members are responsible for their compliance with this policy and with federal or other applicable securities laws, and should evaluate whether they have Material Non-Public Information before trading in securities. To the extent that Directors or Team Members have access to Material Non-Public Information gained through their employment at the Company or other services performed for the Company, that information should not be used to invest or trade in the securities of any other company, including customers, suppliers or industry peers. The SEC has taken enforcement action in the past, and could do so in the future, in circumstances where individuals trade while in possession of Material Non-Public Information, even if the trade is made on the stock of a company other than the individual’s employer.
•Does the policy prohibit trading in prediction markets or other online services?
Team Members are responsible for their compliance with this policy and with federal or other applicable securities laws, and are prohibited from using Material Non-Public Information for their personal benefit. This means they may not trade while in possession of Material Non-Public Information, whether directly or indirectly, such as through prediction markets, event contracts, or other online services.
•When is Material Non-Public Information considered public information?
Information is considered to be available to the public only when it has been released broadly to the marketplace, such as through a press release or an SEC filing, and the investing public has had time to absorb the information fully. The quarterly blackout period ends one full trading day after earnings are released so that the public has time to absorb this information (e.g. if earnings are released at 8 am on Monday, May 1, the blackout period ends at 8 am on Tuesday, May 2)
•What is a “trading window”?
A “trading window” generally refers to a period of time when Team Members or subsets of Team Members are permitted to engage in transactions of Company Securities.
•Are there any restrictions on trading in commodities?
Company information includes, but is not limited to, information relating to commodities that are purchased, sold or hedged as part of our business, such as the amount, timing and strategy of such transactions. Except for and in connection with their employment, Directors and Team Members who have access to such information, and any members of their immediate families sharing the same household, are generally prohibited from buying or selling any such commodities or entering into any financial or derivative instruments that relate to such commodities while in possession of Material Non-Public Information relating to such commodities. Please reach out to the Law Department if you have questions.
Report a Concern
If you believe that this Policy may have been violated report the event directly to Ethics@tyson.com. You also have the option to use the Tell Tyson First web portal by clicking the button below or use the Ethics Line by dialing 1-888-301-7304. If you are calling from outside the United States, refer to the Contact section of the Code of Conduct.
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